Exhibit 99.1
Net Asset Value

KKR Private Equity Conglomerate LLC (“we”, “our” or the “Company”) calculates net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our transactional net asset value (“Transactional Net Asset Value”) is used to determine the price at which we sell and repurchase our shares. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following table provides a breakdown of the major components of our Transactional Net Asset Value as of September 30, 2025 and June 30, 2025 ($ in thousands, except shares):

Components of Transactional Net Asset Value	September 30, 2025	June 30, 2025
Investments at fair value (cost of $5,589,172 and $4,871,168, respectively)	$6,911,901	$5,821,295
Cash and cash equivalents	1,868,983	1,448,511
Foreign currencies at fair value (cost of $193 and $186, respectively)	194	193
Other assets	18,592	15,293
Other liabilities	(107,630)	(101,349)
Accrued performance participation allocation	(151,285)	(89,432)
Accrued shareholder servicing fees and distribution fees(1)	(6,874)	(5,890)
Management fee payable	—	—
Transactional Net Asset Value	$8,533,881	$7,088,621
Number of outstanding shares	263,126,064	227,901,822

(1) Shareholder servicing fees apply only to Class S, Class U, Class D, Class R-S, Class R-U and Class R-D shares. Distribution fees apply only to Class S, Class U, Class R-S and Class R-U shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees and distribution fees, as applicable, for the estimated life of the shares as an offering cost at the time we sell Class S, Class U, Class D, Class R-S, Class R-U and Class R-D shares.

Effective January 1, 2025, the Company updated its Transactional Net Asset Value calculation methodology such that the Company may exclude from the calculation of Transactional Net Asset Value as of the relevant valuation date, tax liabilities of certain taxable subsidiaries through which the Company holds portfolio companies that are contingent upon the expected manner of the divestment of the associated underlying portfolio company and are not expected to be recognized by the Company (although the current tax liabilities of any such taxable subsidiaries may be taken into account in determining the fair value of the associated underlying portfolio companies).

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of September 30, 2025 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class D Shares	Class S Shares	Class U Shares	Class R-D Shares	Class R-I Shares	Class R-U Shares	Class F Shares	Class G Shares	Class H Shares	Total
Transactional Net Asset Value	$1,150,028	$173,464	$4,996	$1,486,306	$367,165	$1,970,078	$3,317,184	$64,658	$1	$1	$8,533,881
Number of outstanding shares	35,084,933	5,326,082	154,204	45,878,569	11,273,752	60,195,197	103,329,225	1,884,022	40	40	263,126,064
Transactional Net Asset Value per Share as of September 30, 2025	$32.78	$32.57	$32.40	$32.40	$32.57	$32.73	$32.10	$34.32	$34.32	$34.32

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of June 30, 2025 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class D Shares	Class S Shares	Class U Shares	Class R-D Shares	Class R-I Shares	Class R-U Shares	Class F Shares	Class G Shares		Class H Shares	Total
Transactional Net Asset Value	$567,530	$116,755	$1,901	$904,865	$352,195	$1,888,036	$3,196,089	$61,248	$1	$2	$1	$7,088,621
Number of outstanding shares	18,061,719	3,737,299	61,075	29,074,572	11,273,752	60,181,078	103,636,470	1,875,777	40		40	227,901,822
Transactional Net Asset Value per Share as of June 30, 2025	$31.42	$31.24	$31.12	$31.12	$31.24	$31.37	$30.84	$32.65	$32.66		$32.66

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value to our Transactional Net Asset Value ($ in thousands):

	September 30, 2025	June 30, 2025
GAAP Net Asset Value	$8,164,760	$6,791,026
Adjustment:
Accrued shareholder servicing fees and distribution fees(1)	289,184	251,627
Deferred tax liabilities of certain taxable subsidiaries(2)	79,937	45,968
Transactional Net Asset Value	$8,533,881	$7,088,621

(1) Represents an adjustment to reflect shareholder servicing fees and distribution fees related to Class D, Class S, Class U, Class R-D and Class R-U shares sold as they are accrued on a monthly basis.

(2) Represents an adjustment to exclude tax liabilities of certain taxable subsidiaries through which the Company holds portfolio companies that are contingent upon the expected manner of the divestment of the associated underlying portfolio company and are not reasonably expected to be recognized by the Company.

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for portfolio company holdings that are valued at fair value as of September 30, 2025 and June 30, 2025:

		As of September 30, 2025		As of June 30, 2025
Valuation Methodology and Inputs	Unobservable Input(s)(1)	Weighted Average(2)	Range	Weighted Average(2)	Range
Inputs to market comparables, discounted cash flow and transaction price/other	Illiquidity Discount	7.8%	5.0% - 15.0%	8.4%	5.0% - 15.0%
	Weight Ascribed to Market Comparables	40.9%	0.0% - 100.0%	40.8%	0.0% - 75.0%
	Weight Ascribed to Discounted Cash Flow	41.5%	0.0% - 75.0%	44.0%	0.0% - 75.0%
	Weight Ascribed to Transaction Price/Other	17.6%	0.0% - 100.0%	15.2%	0.0% - 100.0%

Market Comparables	Enterprise Value / Forward EBITDA Multiple	14.6x	7.8x - 23.1x	14.9x	8.2x - 24.0x
	Enterprise Value / Forward Revenues Multiple	9.0x	2.4x - 11.3x	8.9x	2.3x - 10.8x

Discounted Cash Flow	Weighted Average Cost of Capital	11.1%	6.3% - 20.9%	11.0%	6.0% - 19.4%
	Enterprise Value / LTM EBITDA Exit Multiple	13.5x	8.5x - 23.0x	13.8x	8.5x - 23.0x

(1) In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. The Company’s manager (the “Manager”) has determined that market participants would take these inputs into account when valuing the investments. “LTM” means Last Twelve Months.

(2) Inputs are weighted based on fair value of the investments included in the range.

The Manager is ultimately responsible for our net asset value calculations.

Valuations involve subjective judgments and may not accurately reflect realizable value. The assumptions above are determined by the Manager and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our asset values:

Input	Hypothetical Change	Portfolio Company Values as of September 30, 2025	Portfolio Company Values as of June 30, 2025
Weighted Average Cost of Capital	0.25% decrease	+0.82%	+0.87%
	0.25% increase	-0.78%	-0.83%